Exhibit 99.1

Contact:	Timothy R. Yost
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-4080	Arlington, Virginia 22209
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD DECLARES QUARTERLY CASH DIVIDEND
ARLINGTON, VA (August 7, 2008) — The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) today announces that its Board of Directors has approved a 2008 third-quarter cash dividend on its common stock of $0.44 per share. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on September 30, 2008, to stockholders of record at the close of business on September 15, 2008.
CEB is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 4,700 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices. For more information, please visit http://www.executiveboard.com.